EXHIBIT 23(c)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Prospectus/Proxy Statement constituting part of this Amendment No. 1 to the Registration Statement on Form S-4 of Kleinert's, Inc. of our report dated March 8, 1994 relating to the financial statements of Scott Mills, Inc. for the year ended November 27, 1993 and our report dated February 14, 1994 relating to the financial statements of Kleinert's Inc. for the year ended November 27, 1993 both of which appear in such Prospectus/Proxy Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus/Proxy Statement.



/s/ PRICE WATERHOUSE LLP
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Price Waterhouse LLP




Philadelphia, PA
August 26, 1996